Registration No. 333-22333

Registration No. 333-73316

Registration No. 333-73314

Registration No. 333-120130

Registration No. 333-147654

Registration No. 333-161046

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-22333

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-73316

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-73314

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-120130

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-147654

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-161046

UNDER

THE SECURITIES ACT OF 1933

Alliance HealthCare Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0239910
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

18201 Von Karman Avenue, Suite 600

Irvine, CA 92612

(Address of Principal Executive Offices including Zip Code)

Registrant’s telephone number, including area code: (949) 242-5300

1991 Amended and Restated Stock Option Plan

Long Term Executive Incentive Plan

1999 Equity Plan for Employees and Directors of Alliance HealthCare Services, Inc. and Subsidiaries

Alliance Imaging, Inc. Directors’ Deferred Compensation Plan

The Three Rivers Holding Corp. 1997 Stock Option Plan

The Alliance Imaging, Inc. 1997 Stock Option Plan

(Full title of the plans)

Richard W. Johns

Chief Operating Officer and Chief Legal Officer

Alliance HealthCare Services, Inc.

18201 Von Karman Avenue, Suite 600

Irvine, CA 92612

(949) 242-5300

Copy To:

Charles K. Ruck

Joshua M. Dubofsky

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626

(714) 540-1235

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Check one:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following registration statements of Alliance HealthCare Services, Inc. (“Alliance”) filed with the Securities and Exchange Commission on Form S-8 (the “Registration Statements”):

•	Registration No. 333-22333 for the sale of 1,250,000 shares of the common stock of Alliance, par value $0.01 per share (the “Common Stock”) under the 1991 Amended and Restated Stock Option Plan and the Long Term Executive Incentive Plan.

•	Registration No. 333-73316 for the sale of 6,325,000 shares of Common Stock under the 1999 Equity Plan for Employees of Alliance Imaging, Inc. and Subsidiaries, as amended and restated (currently known as the 1999 Equity Plan for Employees and Directors of Alliance HealthCare Services, Inc. and Subsidiaries) (the “1999 Plan”).

•	Registration No. 333-73314 for the sale of 90,000 shares of Common Stock under the Alliance Imaging, Inc. Directors’ Deferred Compensation Plan.

•	Registration No. 333-120130 for the sale of 486,160 shares of Common Stock under The Three Rivers Holding Corp. 1997 Stock Option Plan and The Alliance Imaging, Inc. 1997 Stock Option Plan.

•	Registration No. 333-147654 for the sale of 1,700,000 shares of Common Stock under the 1999 Plan.

•	Registration No. 333-161046 for the sale of 3,000,000 shares of Common Stock under the 1999 Plan.

On August 21, 2017, pursuant to the terms of the Agreement and Plan of Merger, dated as of April 10, 2017, by and among Alliance, Tahoe Investment Group Co., Ltd., an entity organized under the laws of the People’s Republic of China (“Tahoe”), THAIHOT Investment Company Limited, an exempted company incorporated under the laws of the Cayman Islands and indirect wholly owned subsidiary of Tahoe, THAIHOT Investment Company US Limited, a Delaware corporation and indirect wholly owned subsidiary of Tahoe (“Parent”), and Alliance Healthcare Services Merger Sub Limited, a Delaware corporation and wholly owned subsidiary of Parent (“Sub”), Sub merged with and into Alliance, and Alliance became a wholly owned subsidiary of Parent (the “Merger”). As a result of the Merger, any offering pursuant to the Registration Statements has been terminated and Alliance hereby terminates the effectiveness of the Registration Statements. In accordance with an undertaking made by Alliance in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under each Registration Statement that remain unsold at the termination of the offerings, Alliance hereby removes from registration the securities registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Irvine, State of California, on this 21st day of August 2017.

ALLIANCE HEALTHCARE SERVICES, INC.

By:	/s/ Percy C. Tomlinson
Percy C. Tomlinson
President and Chief Executive Officer